EXECUTIVE EMPLOYMENT AGREEMENT

      Executive Employment Agreement (this "AGREEMENT") is made and entered into as of this 24th day of January, 2005, by and between GVI Security Solutions Inc., a Delaware corporation (the "COMPANY") and Nazzareno E. Paciotti ("EXECUTIVE").

1.    ENGAGEMENT AND DUTIES.

      1.1 Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as an officer of the Company, with the title and designation of Chief Executive Officer and Chief Financial Officer of the Company. Executive hereby accepts such engagement and employment.

      1.2 Executive's duties and responsibilities shall be those normally and customarily vested in the offices of the Chief Executive Officer and Chief Financial Officer of a corporation, and Executive will have full responsibility and authority for the management of the worldwide operations of the Company, subject to the supervision, direction and control of the Board of Directors (the "BOARD") of the Company. In addition, Executive's duties shall include those duties and services for the Company and its affiliates as the Board shall from time to time reasonably direct. Executive shall report directly to the Board and its Chairman.

      1.3 Executive will be denominated to the Board, and Company will use its best efforts to cause Executive to continue to be a member of such Board throughout the term of this Agreement.

      1.4 Executive agrees to devote his business time, energies, skills, efforts and attention to his duties hereunder, and will not, without the prior written consent of the Company, render any material services to any other business concern. Executive will use his best efforts and abilities faithfully and diligently to promote the Company's business interests.

      1.5 Except for routine travel incident to the business of the Company, Executive shall perform his duties and obligations under this Agreement principally from an office provided by the Company in the New York City metropolitan area (including in New York and/or Connecticut), as the Board may from time to time determine.

2.    TERM OF EMPLOYMENT.

      2.1 The term of this Agreement shall commence on the date set forth above and shall continue until the day before the third anniversary of such date (the "INITIAL TERM"), unless terminated earlier in accordance with the provisions below. The Initial Term shall thereafter be automatically extended for additional one-year periods (together with the Initial Term, the "TERM") unless the Company or Executive provides the other with written notice of non-renewal at least 60 days prior to the expiration of the Initial Term or any subsequent renewal of the Term.

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      2.2 Notwithstanding any portion of the foregoing to the contrary, this
Agreement shall terminate during the Term at the earliest to occur of the following:

            (a) the death of Executive;

            (b) delivery to Executive of written notice of termination by the Company if Executive shall suffer a "permanent disability," which for purposes of this Agreement shall mean a physical or mental disability which renders Executive, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for 90 days in any 12-month period;

            (c) delivery to Executive of written notice of termination by the Company "for cause," by reason of: (i) the commission by Executive of a felony or any crime involving moral turpitude; (ii) any act of personal misconduct which is materially prejudicial or injurious to the financial or business interests of the Company; (iii) any willful failure to act in good faith in accordance with the policies of the Company or failure to comply with written instructions of the Chairman of the Board of Directors, or the Board of Directors as a whole; or (vi) any breach of any portion of this Agreement which is not curable or, if curable, is not cured within 10 days of Executive's receipt of written notice from the Company of such breach; and

            (d) delivery to Executive of written notice of termination by the Company "without cause."

      2.3 If Executive's employment is terminated pursuant to Section 2.2(a) or 2.2(b), the Company will pay Executive (or his estate or legal representative) on the termination date, (i) Executive's accrued and unpaid base salary through the date of termination, (ii) any accrued vacation pay and unreimbursed expenses; (iii) any accrued Incentive Bonus for a performance year prior to the year in which the termination occurs and (iv) a pro rata Incentive Bonus for the performance period in which the termination occurs.

      2.4 If Executive's employment is terminated pursuant to Section 2.2(c), the Company will pay Executive on the termination date (i) Executive's accrued and unpaid base salary through the date of termination, (ii) any accrued vacation pay and unreimbursed expenses.

      2.5 If Executive's employment is terminated pursuant to Section 2.2(d), the Company will pay, or otherwise provide to, Executive (i) an amount equal to Executive's accrued and unpaid salary through the date of termination, (ii) any accrued vacation pay and any unreimbursed expenses, (iii) any accrued Incentive Bonus for a performance year prior to the year in which the termination occurs,
(iv) a pro rata Incentive Bonus for the performance period in which the termination occurs, (v) an amount equal to Executive's then current salary for the greater of six (6) months or the unexpired Term (determined immediately prior to the date of termination) (the payments under this clause (v) shall be referred to as the " SEVERANCE PAYMENTS"), and (vi) medical insurance coverage for any period during which a continuing Severance Payment is being paid to Executive. All payments provided for in clauses (i), (ii), (iii) of the Section
2.5 shall be paid to Executive on the termination date. The payment provided for in clause (iv) shall be paid at the same time as payments under the Company's Management Incentive Plan are paid to other executives of the Company. The Severance Payments shall be payable in equal bi-monthly installments over such period (i.e., the 6-month period following such termination, or greater period following such termination).


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      2.6 In the event the Term expires as a result of the delivery of a notice of a non-renewal by either the Company or Executive, upon the expiration of the Term, the Company will pay Executive on such expiration date, (i) Executive's accrued and unpaid base salary through the date of such expiration, (ii) any accrued vacation pay and unreimbursed expenses, (iii) any accrued but unpaid Incentive Bonus for a performance period which ended prior to the year in which the Term expired and (iv) a pro rata Incentive Bonus for the performance period in which the Term expired.

      2.7 Any payments provided pursuant to Sections 2.3 through 2.6 hereof shall be in lieu of any salary continuation arrangements under any other severance program of the Company. In order to be entitled to the payments, rights and other entitlements provided in Section 2.5 hereof, Executive shall be required to execute and deliver a release of claims against the Company in a form provided by the Company and not revoke such release within the applicable revocation period.

3.    COMPENSATION.

      3.1 The Company shall pay to Executive a base salary at an annual rate of $275,000 during the first twelve months of the Term, $300,000 for the next twelve months of the Term and $375,000 thereafter. During the Term, the Company, in its sole discretion, may increase (but not decrease) Executive's base salary. The base salary shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to other executive officers of the Company.

      3.2 In addition to the base salary to be paid to Executive hereunder, Executive shall be eligible to receive a bonus (the "INCENTIVE BONUS") in accordance with the terms of the Company's Management Incentive Plan as may be in affect from time to time.

      3.3 Executive shall be entitled each year to vacation for a minimum of four calendar weeks, plus such additional period or periods as the Board may approve in the exercise of its reasonable discretion, during which time his compensation shall be paid in full, with unused vacation time accruing up to eight weeks.

      3.4 Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement in a manner consistent with the Company's practices and policies as adopted or approved from time to time by the Board for executive officers.


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      3.5 The Company may deduct from any compensation payable to Executive the minimum amounts sufficient to cover applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments.

4.    OTHER BENEFITS.

      4.1 During the Term, Executive shall be eligible to participate in all operative employee benefit and welfare plans of the Company then in effect from time to time and in respect of which all executive officers of the Company generally are entitled to participate ("COMPANY EXECUTIVE BENEFIT PLANS"), including, to the extent then in effect, all life, health (including medical, dental and vision) and long-term disability insurance programs, all pension, profit-sharing and retirement plans and all other fringe-benefit plans and programs, all on the same basis applicable to employees of the Company whose level of management and authority is comparable to that of Executive.

5.    CONFIDENTIALITY OF PROPRIETARY INFORMATION AND MATERIAL.

      5.1 Industrial Property Rights. For the purpose of this Agreement, "INDUSTRIAL PROPERTY RIGHTS" shall mean all of the Company's patents, trademarks, trade names, inventions, copyrights, know-how or trade secrets, now in existence or hereafter developed or acquired by the Company or for its use, relating to any and all products and services which are developed, formulated and/or manufactured by the Company. (For purposes of this Section 5, "Company" shall include all parent, subsidiaries and affiliates of GVI Security Solutions, Inc.)

      5.2 Trade Secrets. For the purpose of this Agreement, "TRADE SECRETS" shall mean any formula, pattern, device, or compilation of information that is used in the Company's business and gives the Company an opportunity to obtain an advantage over its competitors who do not know and/or do not use it. This term includes, but is not limited to, information relating to the marketing of the Company's products and services, including price lists, pricing information, customer lists, customer names, the particular needs of customers, information relating to their desirability as customers, financial information, intangible property and other such information which is not in the public domain.

      5.3 Technical Data. For the purpose of this Agreement, "TECHNICAL DATA" shall mean all information of the Company in written, graphic or tangible form relating to any and all products which are developed, formulated and/or manufactured by the Company, as such information exists as of the date of this Agreement or is developed by the Company during the term hereof.


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      5.4 Proprietary Information. For the purpose of this Agreement,
"PROPRIETARY INFORMATION" shall mean all of the Company's Industrial Property Rights, Trade Secrets and Technical Data. Proprietary Information shall not include any information which (i) was lawfully in the possession of Executive prior to Executive's employment with the Company, (ii) may be obtained by a reasonably diligent businessperson from readily available and public sources of information, (iii) is lawfully disclosed to Executive after termination of Executive's employment by a third party which does not have an obligation to the Company to keep such information confidential, or (iv) is independently developed by Executive after termination of Executive's employment without utilizing any of the Company's Proprietary Information.

      5.5 Agreement Not To Copy Or Use. Executive agrees, during the Term (other than in the proper performance of his services under this Agreement) and for a period of ten years thereafter, not to copy, use or disclose, for the benefit of himself or others, (except as required by law after first notifying the Company and giving it an opportunity to object) any Proprietary Information without the Company's prior written permission. The Company may withhold such permission as a matter within its sole discretion during the Term and thereafter.

6.    RETURN OF CORPORATE PROPERTY AND TRADE SECRETS.

      6.1 Upon any termination of this Agreement or at any other time upon the Company's request, Executive shall turn over to the Company all property, writings or documents (in whatever media) then in his possession or custody belonging to or relating to the affairs of the Company or comprising or relating to any Proprietary Information.

7.    DISCOVERIES AND INVENTIONS.

      7.1 Disclosure. Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method, product or work of authorship, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, whether or not during regular working hours (hereinafter referred to as "Developments"), either solely or in collaboration with others, (a) prior to the term of this Agreement while working for the Company, (b) during the term of this Agreement or (c) within six months after the term of this Agreement, if relating either directly or indirectly to the business, products, practices, techniques or confidential information of the Company.

      7.2 Assignment. Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive's right, title and interest in and to any and all of such Developments; provided, however, that the provisions of this Section 7.2 shall not apply to any Development that the Executive developed entirely on his own time without using the Company's equipment, supplies, facilities or trade secret information except for those Developments that either:


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            (a) relate at the time of conception or reduction to practice of the
      Development to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

            (b) result from any work performed by Executive for the Company.

      7.3 Assistance of Executive. Upon the Company's reasonable request and without further compensation therefore, but at no cost or expense to Executive, and whether during the term of this Agreement or thereafter, Executive will, at times mutually agreed upon by Company and Executive, do all reasonable lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that, in the reasonable opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patent, including, but not limited to, design patents, on any and all Developments and for perfecting, affirming and recording the Company's complete ownership and title thereto, subject to the proviso in Section 7.2 hereof, and, at times mutually agreed upon by Company and Executive, Executive will otherwise reasonably cooperate in all proceedings and matters relating thereto.

      7.4 Records. Executive will keep complete and accurate accounts, notes, data and records of all Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, subject to the proviso in Section 7.2 hereof, and, upon request by the Company, Executive will promptly surrender the same to it or, if not previously surrendered upon its request or otherwise, Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

      7.5 Obligations, Restrictions and Limitations. Executive understands that the Company may enter into agreements or arrangements with agencies of the United States Government and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. Executive agrees that he shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him during the term of this Agreement and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

8.    NON-SOLICITATION, NON-INTERFERENCE AND NON-COMPETE COVENANTS.

      8.1 Non-solicitation and Non-interference. During the Term and for a period of 12 months thereafter (the "RESTRICTED PERIOD"), Executive shall not
(a) induce or attempt to induce any employee of the Company, its subsidiaries or affiliates to leave the employ of the Company or in any way interfere adversely with the relationship between any such employee and the Company, its subsidiaries or affiliates (b) induce or attempt to induce any employee of the Company, its subsidiaries or affiliates to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company, its subsidiaries or affiliates to any third person, firm or corporation, or (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company, its subsidiaries or affiliates, to cease doing business with the Company, its subsidiaries or affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and the Company, its subsidiaries or affiliates.


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      8.2 Non-Compete. During the Restricted Period, Executive shall not, directly or indirectly, be or become interested in or associated with or represent or otherwise render assistance or services to (as an officer, director, stockholder, partner, member, consultant, owner, employee, agent, creditor or otherwise) any business that is then, or which proposes to become, a competitor of the Company, its subsidiaries or affiliates. The foregoing shall not restrict Executive from the ownership, solely as an investment, of securities of any business if such ownership is not as controlling person of such business, not as a member a group that controls such business, and not as a direct or indirect beneficial owner of 3% or more of any class of publicly traded securities of such business. The foregoing shall also not restrict Executive from working for any entity whose business includes a business that is a competitor of the Company, its subsidiaries or affiliates, but only if the competitive business is not the principal or predominant business of such entity and the services of Executive to such entity do not relate, directly or indirectly, to the competitive business conducted by such entity.

      8.3 Additional Consideration. As additional consideration for the provisions of Sections 8.1 and 8.2, the Company agrees to pay Executive $10,000 per month during each month of the Restricted Period after the expiration or termination of the Term.

      8.4 Severability. Whenever possible, each provision of this Section 8 shall be interpreted in such manner as to be fully effective and valid under applicable law. Should a court determine that any provision of this Section 8 cannot be enforced as written under applicable law, it is the parties' intention that the court exercises its equitable power to modify such provision in such manner as to effectuate the parties' intention and enforce such provision to the fullest extent possible under applicable law. Should any provision of this
Section 8 be invalid in its entirety under applicable law, such invalidity shall not affect any other provision of this Section 8 but the remainder hereof shall be effective as though such provision had not been contained herein.

      8.5 Disclosure of Restrictions. If Executive shall accept or commence employment with, or agree to provide services to, any person (except a person who is then affiliated with the Company) during the Restricted Period, on or before the date of such acceptance or agreement (and before commencement of employment or the provision of services), Executive shall deliver a copy of this
Section 8 to his proposed employer.


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9.    NON-DISPARAGEMENT.

      9.1 Executive will not during the Term or thereafter denigrate, ridicule or intentionally criticize the Company, or any of its subsidiaries or affiliates or any of their respective products or services, properties, employees, officers or directors, including, without limitation, by way of news interviews or the expression of personal views, opinions or judgments to the news media.

10.   RESIGNATION.

      10.1 Notwithstanding any other provision of this Agreement, upon the termination of Executive's employment for any reason, unless otherwise requested by the Board, he shall immediately resign from the Board, from all boards of directors of all subsidiaries and affiliates of the Company of which he may be a member, and as a trustee of, or fiduciary to, any employee benefit plans of the Company, its subsidiaries and affiliates. Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

11.   COOPERATION.

      11.1 Following the termination or expiration of the Term, upon reasonable request by the Company, Executive shall cooperate with the Company with respect to any litigation or other dispute relating to any matter in which he was involved or had knowledge during his employment with the Company. The Company shall reimburse Executive for all reasonable out-of-pocket costs, such as travel, hotel and meal expenses, incurred by Executive in providing any cooperation pursuant to this Section 11.

12.   INJUNCTIVE RELIEF.

      12.1 Executive hereby recognizes, acknowledges and agrees that in the event of any breach by Executive of any of his covenants, agreements, duties or obligations contained in Sections 5, 6, 7, 8 and 9 of this Agreement, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Executive therefore covenants and agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by Executive of any of his covenants, agreements, duties or obligations contained in Sections 5, 6, 7, 8 and 9 of this Agreement, the Company shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company, or any of the covenants, agreements, duties or obligations of Executive hereunder, and/or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the Company or any affiliate thereof resulting therefrom; provided, however, that nothing contained in this Section 12 shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against Executive at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Executive of any of his covenants, agreements, duties or obligations hereunder.


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13.   RESOLUTION OF DISPUTES.

      13.1 Except as otherwise provided in Section 12 hereof, any dispute arising under or in connection with this Agreement shall be resolved by binding arbitration before a single arbitrator, to be held in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator shall be final and subject to appeal only to the extent permitted by law. Each party shall bear its or his own expenses incurred in connection with any arbitration.

14.   MISCELLANEOUS.

      14.1 Notices. All notices, requests and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

      If to Company:
            GVI Security Solutions Inc.
            2861 Trade Center Drive
            Suite 120
            Carrolton, TX  75007
            Attention: Board of Directors

      If to Executive:
            Mr. Nazzareno E. Paciotti 14 Crosswicks
            Ridge Rd. Wilton, CT 06897

Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this section.

      14.2 Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof, including the Executive Employment Agreement, dated February 17, 2004 by and between Executive and Thinking Tools, Inc.


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      14.3 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
ACORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

      14.4 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

      14.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      14.6 Business Day. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

      14.7 Waivers. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the party against whom it is being enforced (either Executive or an authorized officer of the Company, as the case may be).

      14.8 Survival. Except as otherwise provided herein, any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement shall survive the termination and expiration of this Agreement and be binding on Executive and Employer.

      14.9 Severability. If any provision of this Agreement, or part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

In witness whereof, the parties have executed this Agreement as of the date first set forth above.


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GVI SECURITY SOLUTIONS, INC.                    Executive:


By:_________________________________            ________________________________
                                                NAZZARENO E. PACIOTTI
Name: ______________________________

Its:  ______________________________

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